UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 12, 2026

Frequency Electronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8061	11-1986657
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Charles Lindbergh Blvd.,

Mitchel Field, New York 11553

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 794-4500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	FEIM	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 12, 2026, Frequency Electronics, Inc. (the “Company”) entered into a senior, secured revolving credit facility with JPMorgan Chase Bank, N.A., as the lender (the “Credit Agreement”). The Credit Agreement provides for a three-year revolving credit facility of $10,000,000, of which up to $5,000,000 is available for the issuance of letters of credit. The Credit Agreement provides that the Company may, at its option, increase the aggregate amount of the revolving credit facility in an amount up to $10,000,000, subject to certain customary conditions and on the terms set forth in the Credit Agreement. There can be no assurance that additional funding will become available. Commitments under the revolving credit facility are subject to a commitment fee of 0.35% per annum on the daily amount of the undrawn portion of the revolving credit facility. The Company’s obligations under the Credit Agreement are guaranteed by FEI-Zyfer, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary Guarantor”). The revolving credit facility matures on June 12, 2029.

The Company and the Subsidiary Guarantor also entered into a separate pledge and security agreement (the “Security Agreement”) with JPMorgan Chase Bank, N.A., as lender, pursuant to which the Company and the Subsidiary Guarantor each pledged all or substantially all of its assets, including equity in its domestic subsidiaries, in favor of the lender as collateral for the obligations under the Credit Agreement and the other loan documents.

Loans designated by the Company at the time of borrowing as “CBFR Borrowings” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to (i) the greater of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day or (b) 2.50%; plus (ii) 2.50%. Loans designated by the Company at the time of borrowing as “SOFR Borrowings” that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Adjusted Term SOFR Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing plus 2.50%. Under the terms of the Credit Agreement, accrued interest on each Loan is payable in arrears on the applicable interest payment date for each Loan. The Loans under the Credit Agreement may be prepaid at any time without premium or penalty (other than any accrued interest or breakage costs, if applicable). The Company expects that the proceeds from the Credit Agreement will be used for general corporate purposes and to provide general working capital.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on mergers, consolidations and sales of assets, limitations on indebtedness, liens and sales and leasebacks, limitations on transactions with affiliates, limitations on investments, limitations on dividends and distributions and limitations on swap agreements, as well as other customary terms and provisions. In addition, the Credit Agreement contains financial covenants specifying that, as of the end of each fiscal quarter commencing with the fiscal quarter ended July 31, 2026, (i) the total leverage ratio will not exceed 2.25 to 1.00 and (ii) the fixed charge coverage ratio will not be less than 1.25 to 1.00. The Credit Agreement also contains events of default customary for such financings, the occurrence of which would permit the lenders to accelerate the amount due thereunder. Such events of default include failure to pay principal, failure to pay interest and other amounts within three days of the due date, failure to comply with a covenant beyond any applicable grace period, material misrepresentations, default beyond the applicable grace period on other material indebtedness, certain events of bankruptcy or insolvency of the Company and its subsidiaries, guarantor defaults, judgment defaults and change of control, among others.

The lender and its affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services.

The foregoing description of the Credit Agreement and the Security Agreement is qualified in its entirety by reference to the Credit Agreement and the Security Agreement, which are filed as Exhibit 10.1 and 10.2 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated June 12, 2026, by and among the Company, as borrower, FEI-Zyfer, Inc., as subsidiary guarantor, and JPMorgan Chase Bank, N.A., as the Lender.

10.2	Pledge and Security Agreement dated June 12, 2026, by and among the Company, as borrower, FEI-Zyfer, Inc., as subsidiary guarantor, and JPMorgan Chase Bank, N.A., as the Lender.

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2026

FREQUENCY ELECTRONICS, INC.

	By:	/s/ Steven L. Bernstein
	Name:	Steven L. Bernstein
	Title:	Chief Financial Officer, Secretary and Treasurer

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